Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference within Form S-8 Registration Statement of Homeowners Choice, Inc. (the “Company”) of our report dated March 25, 2012, which appears in the December 31, 2011 Annual Report on Form 10-K of the Company, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the years then ended.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

October 1, 2012